EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

February 20, 2008	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Corporation Announces 2007 Results and Provides 2008 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $8.6 million, or $0.34 per share, for the fourth quarter of 2007, compared to a net loss of $42.2 million, or $1.71 per share, for the same period in 2006.  Net income for the fourth quarter of 2007 and 2006 includes the impact of discontinued operations.  Net income from continuing operations for the fourth quarter of 2007 was $8.7 million, or $0.35 per share, compared to $1.9million, or $0.09 pershare, for the same period in 2006.

For 2007, UIL reported consolidated net income of $44.7 million, or $1.79 per share, compared to a net loss of $65.2 million, or $2.66 per share, for the same period in 2006.   The results for 2006 included the gains on the divestitures of Bridgeport Energy (BE) and Cross-Sound Cable (CSC), the non-recurring earnings relating to a Connecticut Department of Public Utility Control (DPUC) final decision on a Private Letter Ruling (PLR) issued by the Internal Revenue Service (IRS) and losses associated with the divestiture of Xcelecom.  Excluding the impact of divested and discontinued entities and the non-recurring PLR, consolidated net income for 2007 was $46.7 million, or $1.87 per share, compared to $41.6 million, or $1.71 per share, for the same period in 2006.

“The initial results of our strategic focus on the regulated utility showed a positive direction in 2007.  Earnings from the transmission business were up $5.5 million, as we invested $176 million in transmission capital improvements during the year,” commented James P. Torgerson, UIL’s chief executive officer.  “One of the first steps in our strategic re-alignment was the completion of the plan for our ten-year transmission and distribution capital expenditure program.  The centerpiece of the ten-year program, the Middletownto Norwalk345 kilovolt (kV) transmission project, is more than 70% complete, on schedule and expected to be in service in 2009.  We also announced our plans to submit to the Connecticut DPUC a proposal to jointly develop new peaking generation with NRG Energy, Inc. (NYSE:NRG).  We are very excited about our relationship with NRG, as our partnership will provide innovative approaches to help meet the energy needs in the state of Connecticut.”

Earnings per share for the fourth quarter and the full year 2007, versus the same periods in 2006, for continuing operations and discontinued operations, are as follows:

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	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Continuing Operations
United Illuminating	$0.34	$0.13	$1.92	$1.85
Non-Recurring Items	-	-	-	0.27

Subtotal United Illuminating	$0.34	$0.13	$1.92	$2.12

Corporate	0.01	(0.04)	(0.05)	(0.14)
Divested Businesses - CSC & UBE	-	-	-	0.43

Total Continuing Operations	$0.35	$0.09	$1.87	$2.41

Discontinued Operations - Xcelecom	(0.01)	(1.80)	(0.08)	(5.07)

Total UIL Holdings	$0.34	$(1.71)	$1.79	$(2.66)

For Year Over Year Comparative Purposes:
Total UIL Holdings Continuing Operations
Excluding Non-Recurring Item and
Divested Businesses	$0.35	$0.09	$1.87	$1.71

Earnings per Share - diluted
Continuing Operations			$1.85	$2.37
Discontinued Operations			(0.08)	(5.00)
Net Earnings (Loss)			$1.77	$(2.63)

Avg. Number Outstanding Shares - basic			24,986	24,441
Avg. Number Outstanding Shares - diluted			25,299	24,812
Number of Shares Outstanding at year-end			25,032	24,856

Actual Degree Days
Heating	1,685	1,548	5,297	4,848
Cooling	n/a	n/a	853	838

The United Illuminating Company (UI)

Net income for UI, UIL’s regulated electric utility,totaled $8.6 million, or $0.34per share,in the fourth quarter of 2007, compared to net income of $3.1 million, or $0.13per share, in the fourth quarter of2006.  The increase in earnings was primarily due to growth in the transmission business totaling $0.15 per share, resulting from the level of construction work in progress (CWIP) on the Middletown to Norwalk transmission project.

For 2007, net income for UI totaled $47.9 million,or $1.92per share, compared to net income of $51.7 million, or $2.12per share, for2006.  The decrease in earnings was primarily

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due to the absence of non-recurring earnings related to the PLR described above of $0.27 per share.  Excluding this non-recurring income item from 2006, earnings for 2006 were $1.85 per share.  Excluding the impact of the non-recurring item in 2006, the favorable variance is due to the growth in the transmission business noted above, which totaled $0.21 per share for the full year.  This was partially offset by higher uncollectibles expense of $2.8 million, or $0.07 per share and higher interest expense due to increased average borrowing in 2007 compared to 2006.

UIL Corporate

UIL Corporate incurred net income of $0.2 million in the fourth quarter of 2007, compared to net after-tax costs of $1.3 million in the fourth quarter of 2006.  The net change was primarily due to interest income of $0.9 million recorded in the fourth quarter of 2007 related to UIL’s loss carryback claim with the IRS.

For 2007, UIL Corporate incurred net after-tax costs of $1.2 million, compared to $3.6 million, for 2006.  The improvement in 2007 earnings was primarily due to lower general and administrative expense and the interest income related to the loss carryback.   Included in UIL Holdings 2007 results was $0.5 million, or $0.02 per share, of interest income on promissory notes related to the sale of the former Xcelecom businesses.

Divested Minority Ownership Interests

Due to the completion of the divestitures of UIL’s interests in BE and CSC in the first quarter of 2006, no results were reported for divested businesses in continuing operations in the fourth quarter of 2007 or 2006, respectively, or the full year 2007.  For 2006, the divested businesses in continuing operations earned $10.6 million, or $0.43 per share, primarily due to a net gain of $10.6 million on the sale of UIL’s minority interest in CSC.

Discontinued Operations

Xcelecom, Inc.

Xcelecom, whose operating subsidiaries were substantially sold in 2006, reported a net loss of $0.2 million, or $0.01 per share, in the fourth quarter of 2007, compared to a net loss of $44.0 million, or $1.80 per share, in the fourth quarter of 2006.  The decrease in loss was mainly due to divestiture sales and other divestiture-related costs in 2006.

Xcelecom reported a net loss of $2.0 million, or $0.08 per share, in 2007, primarily from an after-tax loss of $1.6 million due to a settlement agreement, as described below, compared to a net loss of $123.9 million, or $5.07 per share, in 2006.  The 2006 results included a non-cash goodwill impairment charge, divestiture sales, other divestiture- related costs and project losses.

On October 23, 2007, UIL received $7.3 million from Phalcon, Ltd., a buyer of other Xcelecom subsidiaries, for a settlement of outstanding notes receivable, interest receivable and certain obligations of the parties to each other.  This resulted in an after-tax loss of $1.6 million reflected in the full year 2007 results from discontinued operations.

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Settlement activity in 2007 significantly reduces future risk faced by UIL Holdings and Xcelecom in the completion of certain outstanding projects, job cost degradation and collection of accounts receivable.

Looking Forward

UIL’s estimate of earnings from continuing operations for 2008 is $1.82-$2.02 per share.  The expected growth is primarily in the transmission segment of the regulated utility, which will benefit from the full year impact of 2007 capital spending for the Middletown to Norwalk 345 kV transmission project on rate base and earnings.

Details of the 2008 earnings estimate for continuing operations are summarized as follows and explained below:

(1)	Expectations are not intended to be additive to derive consolidated expectations.

Based upon the actual 2007 results and earnings projections for 2008, UIL expects to achieve a compound annual growth rate for its continuing operations ranging between 5% and 8% for the period from 2008 through 2010, assuming UI earns its allowed return in 2010.

The United Illuminating Company

UI’s earnings estimate range for 2008 is $1.90-$2.10 per share.  With price elasticity and lagging economic growth in UI’s service territory resulting in lower kWh volume, along with the related negative impacts on uncollectibles expense, as well as public policy promotion of energy efficiency and distributed generation, expected earnings are based upon the assumption that in 2008 distribution will earn a return on equity of 8% to 8.5%, compared to an achieved rate of return of 8.93% in 2007, both of which are less than the currently allowed 9.75%. Management expects that these factors will persist.  Therefore in 2008, management will make appropriate regulatory filings to seek rate relief that provides the opportunity to earn its allowed return in 2009.  Further deterioration in economic conditions could negatively impact UI’s kWh sales and

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uncollectible expense beyond that which is reflected in the guidance.  If and when such impacts are determined, guidance will be revised accordingly.

Since transmission rates are subject to a semi-annual true-up, UI assumes that it will earn the allowed return which, based upon the current composition of its transmission rate base and projected spending in 2008, is expected to be a weighted average of 12.15%, compared to an achieved weighted average return of 11.97% in 2007.  This return comprises a base rate plus adders approved in October 2006 for the New England region, along with incentives approved in May 2007 for UI’s Middletown to Norwalk project, including 100% of CWIP in rate base and a 50 basis point adder for advanced transmission technologies applied to certain specifically identified technologies utilized in the project.  Certain parties have requested rehearing of these FERC orders.  UI estimates that approximately 50% of the project costs represent the advanced transmission technologies to which the adder will be applied.  The expected earnings for Transmission are higher than the 2007 earnings due to expected additional earnings on rate base and on the 50 basis point adder approved by the FERC.

The Competitive Transition Assessment (CTA) earnings forecast reflects the allowed return on equity of 9.75% and an allowed capital structure of 48% equity and 52% debt.  CTA earnings are expected to be lower than the 2007 earnings, primarily due to the expected reduction in CTA rate base resulting from annual amortization.

In addition to the components mentioned above, there are various incentives for conservation programs and Energy Independence Act programs included in the UI earnings estimate.  Earnings for 2008 are expected to be lower than 2007 earnings for these programs, mainly due to lower forecasted incentives from the conservation programs.

UIL Corporate

UIL Corporate reports unallocated corporate administrative costs, unallocated interest charges and the results of the remaining passive investments held by UCI.  UIL Corporate is expected to incur unallocated after-tax costs of $0.12-$0.07 per share in 2008.  UCI does not expect to make additional investments in 2008.

Xcelecom

The result of the settlement activity in 2007 significantly reduces future risk faced by UIL Holdings and Xcelecom.   In 2008, UIL will still maintain responsibility for the completion of certain jobs-in-progress, collecting certain accounts receivable and pursuing outstanding claims.  Due to the uncertainty regarding the outcome of such efforts, UIL is not providing earnings guidance regarding Xcelecom.

FourthQuarter Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a web cast conference call with financial analysts, Thursday, February 21, 2008 beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com.

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Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 323,000 customers in the Greater New Haven and Bridgeport.  For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes earnings per share (EPS) information by line of business is useful in understanding the fluctuations in EPS between the current and prior periods.  The amounts presented show the EPS from continuing operations and discontinued operations.  Continuing Operations is further displayed for clarity by continuing operations and divested minority owned businesses on an EPS basis.  EPS is calculated by dividing the income from continuing operations, divested minority- owned businesses and discontinued operations for each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented.  The EPS for all periods presented are calculated on the same basis and reconcile to the amounts presented on a generally accepted accounting principle’s (GAAP) basis. The earnings per share for each of continuing operations, discontinued operations and combined total EPS is a GAAP basis presentation.

UIL Holdings also believes that a breakdown, presented on a per share basis, of how particular significant items contributed to the change in income from continuing operations, divested minority- owned businesses and discontinued operations by line of business (Item Variance EPS Presentation) is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another.  UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the revenue or expense item, booked in accordance with GAAP, and applying UIL Holdings’ combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings’ common stock outstanding for the periods presented.  Any amounts provided as Item Variance EPS Presentation are provided for informational purposes only and are not intended to be used to calculate “Pro-forma” amounts.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company.  The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the fourth quarter and full year 2007:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME (LOSS)
For the Years Ended December 31, 2007 & 2006
(In Thousands except per share amounts)

	2007	2006

Operating Revenues
Utility	$981,004	$845,932
Non-utility businesses	995	789
Total Operating Revenues	981,999	846,721
Operating Expenses
Operation
Fuel and energy	516,487	413,851
Operation and maintenance	207,585	208,435
Transmission wholesale	32,763	31,632
Depreciation and amortization	90,370	70,253
Taxes - other than income taxes	44,629	43,394
Total Operating Expenses	891,834	767,565
Operating Income	90,165	79,156

Other Income and (Deductions), net	12,896	11,133

Interest Charges, net
Interest on long-term debt	23,382	21,522
Other interest, net	1,502	1,352
	24,884	22,874
Amortization of debt expense and redemption premiums	1,662	1,548
Total Interest Charges, net	26,546	24,422

Income Before Gain on Sale of Equity Investments, Income
Taxes, Equity Earnings and Discontinued Operations	76,515	65,867

Gain on Sale of Equity Investments	-	18,908

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	76,515	84,775

Income Taxes	30,512	26,255

Income Before Equity Earnings and Discontinued Operations	46,003	58,520
Income (Loss) from Equity Investments	690	196
Income from Continuing Operations	46,693	58,716
Discontinued Operations, Net of Tax	(1,996)	(123,880)

Net Income (Loss)	$44,697	$(65,164)

Average Number of Common Shares Outstanding - Basic	24,986	24,441
Average Number of Common Shares Outstanding - Diluted	25,299	24,812

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$1.87	$2.41
Discontinued Operations	(0.08)	(5.07)
Net Earnings (Loss)	$1.79	$(2.66)

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$1.85	$2.37
Discontinued Operations	(0.08)	(5.00)
Net Earnings (Loss)	$1.77	$(2.63)

Cash Dividends Declared per share of Common Stock	$1.728	$1.728

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
(thousands of dollars)	2007	2006
ASSETS
Current assets	$241,800	$285,259
Current assets of discontinued operations held for sale	6,104	9,585
Property, plant and equipment, net	878,366	647,425
Regulatory assets	616,966	660,174
Other long-term assets	32,598	28,700
Long-term assets of discontinued operations held for sale	-	350
Total Assets	$1,775,834	$1,631,493

LIABILITIES AND CAPITALIZATION
Current liabilities	$285,917	$210,498
Current liabilities of discontinued operations held for sale	5,040	19,353
Noncurrent liabilities	162,461	151,980
Long-term liabilities of discontinued operations held for sale	-	74
Deferred income taxes	313,812	326,279
Regulatory liabilities	64,996	54,125
Total Liabilities	832,226	762,309

Net long-term debt	479,317	408,603
Net common stock equity	464,291	460,581
Total Capitalization	943,608	869,184

Total Liabilities and Capitalization	$1,775,834	$1,631,493

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Year Ended December 31,
(In Millions)	2007	2006
Operating Income / (Loss)
UI
Distribution, CTA and Other	$69.6	$73.3
Transmission	21.4	11.7
Minority Interest Investments and Other	(0.8)	(5.8)
Total Operating Income (Loss)	$90.2	$79.2

Net Income
UI
Distribution, CTA and Other	$35.3	$44.6
Transmission	12.6	7.1
Minority Interest Investments and Other	(3.2)	(116.9)
Total Net Income (Loss)	$44.7	$(65.2)